Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Artivion	Gilmartin Group LLC
Lance A. Berry	Brian Johnston / Laine Morgan
Executive Vice President &	Phone: 332-895-3222
Chief Financial Officer	investors@artivion.com
Phone: 770-419-3355

Artivion Announces Agreements to Exchange $95 Million in Principal Amount of its 4.250% Convertible Notes Due 2025 for Common Stock

ATLANTA, GA – (May 14, 2025) – Artivion, Inc. (NYSE: AORT), a leading cardiac and vascular surgery company focused on aortic disease, today announced that it entered into separate, privately negotiated exchange agreements with certain holders of its 4.250% Convertible Senior Notes due 2025 (the “Existing Convertible Notes”). Under the exchange agreements, the company will, subject to customary closing conditions, repurchase approximately $95 million principal amount of Existing Convertible Notes in exchange for a number of shares of the company’s common stock to be determined based on the trading price of the common stock over a four trading day averaging period beginning on May 15, 2025 (the “Shares”). Although the number of Shares to be issued is subject to final determination, at yesterday’s closing common stock price of $28.91 per share, the transaction would have resulted in the issuance of approximately 4.1 million Shares in total. In addition, pursuant to the exchange agreements, the company will pay cash to the holders for accrued and unpaid interest. These exchange transactions are expected to close on or about May 28, 2025, subject to the satisfaction of customary closing conditions.

J. Wood Capital Advisors LLC acted as financial advisor to Artivion in connection with the exchange transactions.

The Shares issuable in the exchanges have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and such other jurisdictions. This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements
Statements made in this press release that look forward in time, including those relating to closing of the exchange transactions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions that may cause actual results to differ materially from current expectations, including, but not limited to, Artivion’s ability to complete the transactions and general market conditions that might affect the transactions. Additional risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2024, and our Form 10-Q for the quarter ended March 31, 2025. Artivion does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

About Artivion, Inc.
Headquartered in suburban Atlanta, Georgia, Artivion, Inc. is a medical device company focused on developing simple, elegant solutions that address cardiac and vascular surgeons’ most difficult challenges in treating patients with aortic diseases. Artivion’s four major groups of products include: aortic stent grafts, surgical sealants, On-X mechanical heart valves, and implantable cardiac and vascular human tissues. Artivion markets and sells products in more than 100 countries worldwide. For additional information about Artivion, visit our website, www.Artivion.com.